Exhibit 10.72
Amendment to the Employment Agreement
Between NationsHealth, Inc. and Lewis Stone
THIS AMENDMENT is dated as of December 23, 2008, between NationsHealth, Inc., a Delaware corporation (the “Company”), and Lewis Stone (the “Executive”).
WHEREAS, the Company and the Executive are parties to an employment agreement dated May 29, 2008 (the “Employment Agreement”);
WHEREAS, the Internal Revenue Service has issued final regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and
WHEREAS, the Executive and the Company have agreed to amend the Employment Agreement as set forth below in order to comply with the Section 409A final regulations.
NOW, THEREFORE, the Company and the Executive amend the Employment Agreement, effective as of January 1, 2009 as follows:
1.	The following sentence is added after the first sentence of Section 3(b):

“Any bonus shall be paid by the Company in the calendar year immediately following the completion of the performance period as soon as practicable following the completion of the audit of the Company’s financial statements, but in no event later than December 31st of such year.”
2.	The word “elect” replaces the phrase “are eligible to receive” in Section 4(b).
3.	The following is added after the last sentence in Section 4(b):

“The Company and the Executive intend that the first 18 months of coverage shall be exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Any medical coverage required after such 18 month period shall be provided under an insurance policy in a manner that is non-taxable under the Code. The Company may choose to provide this coverage under its group policy covering active employees. If the Company is unable to provide such coverage under its group policy, it shall use commercially reasonable efforts to secure an individual policy to provide for coverage on the same basis as under the Company’s group medical plan as in effect on the Executive’s separation from service.”

4.	The following is added at the end of Section 4(d):

“within 90 days after Executive incurs such expenses. Reimbursement will be made within 90 days of the receipt by the Company of the appropriate documentation.”
5.	The phrase “an amount” is replaced with the phrase “, but in no event later than March 15th of the year following the year in which employment terminates, a lump-sum amount” in Section 5(b)(i).
6.	The following sentence is added at the end of Section 5(b)(i):

“It is intended that any payments under this Section 5(b)(i) qualify as a short-term deferral under Treasury Regulation Section 1.409A-1(b)(4).”
7.	The word “elects” replaces the phrase “is eligible to receive” in Section 5(b)(ii).
8.	The following sentence is added at the end of Section 5(b)(ii):

“The Company and the Executive intend that the first 18 months of coverage shall be exempt from the application of Section 409A of the Code. Any medical coverage required after such 18 month period shall be provided under an insurance policy in a manner that is non-taxable under the Code. The Company may choose to provide this coverage under its group policy covering active employee. If the Company is unable to provide such coverage under its group policy, it shall use commercially reasonable efforts to secure an individual policy to provide for coverage on the same basis as under the Company’s group medical plan as in effect on the Executive’s separation from service.”
9.	The following sentence is added at the end of Section 5(b):

“For avoidance of doubt, the Executive acknowledges that the payment made under Section 5(b)(iv) of this Amended Agreement satisfies the Company’s obligation to pay the Executive any further Severance Benefits under the Settlement Agreement.”
10.	Section 5(f) of the Employment Agreement is deleted.
11.	Except as expressly modified by the terms of this Amendment, the provisions of the Employment Agreement shall continue in full force and effect.
12.	This Amendment may be executed in several counterparts, each of which shall be deemed an original and which together shall constitute but one and the same instrument.
13.	This Amendment shall be governed by, and construed in accordance with, the laws of the State of Florida without regard to its conflicts of law principles.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment, as of the day and year first written above.

NationsHealth, Inc.

By:	/s/ Tim Fairbanks

Its:	COO

Executive

By:	/s/ Lewis Stone